Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Other Service Providers” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 28 to the Registration Statement (Form N-1A, No. 333-91725) of Active Assets Prime Trust (formerly Active Assets Institutional Money Trust) and to the incorporation by reference of our report, dated August 19, 2015, on Active Assets Institutional Money Trust included in the Annual Report to shareholders for the fiscal year ended June 30, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 30, 2016